EXHIBIT 99.1
T-Mobile Maintains Unprecedented Momentum in Q3 and
Sets the Stage for the First Nationwide 5G Network Launch in 2019
Total Net Additions of 1.7M, Record-Low Q3 Branded Postpaid Phone Churn of 0.89%, Record Service Revenues of $8.6B, Record Q3 Net Income of $870M and Record Q3 Adj. EBITDA of $3.4B

Strong Customer Growth

•	1.7 million total net additions in Q3 2019 - record 26th consecutive quarter of more than 1 million total net additions

•	1.1 million branded postpaid net additions in Q3 2019 - best in the industry

•	754,000 branded postpaid phone net additions in Q3 2019 - best in the industry

•	62,000 branded prepaid net additions in Q3 2019, up 27,000 YoY

•	Record-low Q3 branded postpaid phone churn of 0.89% in Q3 2019, down 13 bps YoY
Record Q3 Financial Performance (all percentages year-over-year)

•	Record Service revenues of $8.6 billion, up 6% in Q3 2019 with Branded postpaid revenues up 10%

•	Record Q3 Total revenues of $11.1 billion, up 2% in Q3 2019

•	Record Q3 Net income of $870 million, up 9% in Q3 2019

•	Record Q3 Diluted earnings per share (“EPS”) of $1.01, up 9% in Q3 2019

•	Record Q3 Adjusted EBITDA(1) of $3.4 billion, up 5% in Q3 2019

•	Record Q3 Net cash provided by operating activities of $1.7 billion, up 91% in Q3 2019

•	Record Q3 Free Cash Flow(1) of $1.1 billion, up 27% in Q3 2019
Taking Major Steps Towards Nationwide 5G

•	Accelerated the planned launch of the first nationwide 5G network, utilizing 600 MHz spectrum, to this year, forming the foundational 5G coverage layer for New T-Mobile

•	600 MHz now reaching nearly 8,300 cities and towns in 48 states and Puerto Rico

•	4G LTE on 600 MHz now covers 200 million people and 1.4 million square miles

•	More than 26 million 600 MHz compatible devices already on our network
Continued Strong Outlook for 2019

•	Branded postpaid net additions of 4.1 to 4.3 million, up from prior guidance of 3.5 to 4.0 million

•	Net income is not available on a forward-looking basis(2)

•	Adjusted EBITDA target of $13.1 to $13.3 billion, which includes leasing revenues of $550 to $600 million, up at the midpoint from prior guidance of $12.9 to $13.3 billion(1)

•
Cash purchases of property and equipment, excluding capitalized interest of approximately $450 million (up from prior guidance of $400 million), are expected to be $5.9 to $6.0 billion, up $200 to $300 million from the high end of the prior guidance range, reflecting the rapid rollout of 600 MHz spectrum, which sets the foundation for our accelerated plan to launch the first nationwide 5G network this year. Cash purchases of property and equipment, including capitalized interest, are expected to be $6.35 to $6.45 billion, up from the prior guidance of $5.8 to $6.1 billion

•
Three-year compound annual growth rate (“CAGR”) from FY 2016 to FY 2019 for Net cash provided by operating activities, excluding payments for merger-related costs, is expected to be at 36% to 37%, an increase and narrowing from the prior target range of 33% to 35%

•	Three-year CAGR from FY 2016 to FY 2019 for Free Cash Flow, excluding payments for merger-related costs, is unchanged at 46% to 48%(1)

•	In Q4 2019, pre-close merger-related costs are expected to be $125 million to $150 million before taxes
________________________________________________________________

(1)
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

(2)
We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA should not be used to predict Net income as the difference between the two measures is variable.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

BELLEVUE, Wash. - October 28, 2019 - T-Mobile US, Inc. (NASDAQ: TMUS) reported another strong quarter in Q3 2019 as we continue to maintain our unprecedented momentum and set even more performance records. America’s Un-carrier reported record high service revenues and record third-quarter financial results including net income, Adjusted EBITDA, net cash provided by operating activities and free cash flow. In addition, we reported our 26th consecutive quarter with more than 1 million total customer net adds and continue to lead the industry in postpaid phone net adds.

Customers show that they want to do business with a company that treats them right and changes the rules of the industry in their favor, and that’s what differentiates the Un-carrier from the competition. T-Mobile is known for its unrivaled customer experience obsession and the best customer care in the industry, with Team of Experts, and this has resulted in record-low Q3 branded postpaid phone churn and all-time high customer satisfaction scores.

T-Mobile continues to invest in building its nationwide 4G LTE network and continues to roll out 600 MHz spectrum, which now covers 200 million Americans and is live in nearly 8,300 cities and towns across 48 states and Puerto Rico. In addition, T-Mobile accelerated plans to launch America’s first nationwide 5G network on 600 MHz spectrum, which we expect will be live later this year. Our 600 MHz spectrum will be the foundational layer for the New T-Mobile’s 5G Network that once combined with Sprint’s spectrum, will result in a broad and deep nationwide 5G experience for everyone, everywhere.

“Q3 2019 was another blockbuster quarter for T-Mobile! Once again we set new records, including our 26th quarter in a row with more than 1 million net additions. And the Un-carrier is leading the industry in postpaid phone net adds - again,” said John Legere, CEO of T-Mobile. “Our team has been hard at work deploying 600 MHz spectrum and we have accelerated our plans to launch a foundational layer of 5G nationwide later this year. On top of that, the tremendous benefits of our merger with Sprint are just as compelling today as when we announced the deal and we look forward to completing the remaining steps so the New T-Mobile can get started delivering the incredible benefits to American consumers!”

Strong Customer Growth
T-Mobile continues to deliver strong customer growth, and in Q3 2019 set a record of 26 consecutive quarters of more than 1 million total net customer additions. We once again led the industry in branded postpaid phone net customer additions.

	Quarter			Nine Months Ended September 30,
(in thousands, except churn)	Q3 2019	Q2 2019	Q3 2018	2019	2018
Total net customer additions	1,747	1,751	1,630	5,148	4,642
Branded postpaid net customer additions	1,074	1,108	1,079	3,201	3,101
Branded postpaid phone net customer additions	754	710	774	2,120	2,077
Branded postpaid other customer additions	320	398	305	1,081	1,024
Branded prepaid net customer additions (1)	62	131	35	262	325
Total customers, end of period	84,183	83,052	77,249	84,183	77,249
Branded postpaid phone churn	0.89%	0.78%	1.02%	0.85%	1.02%
Branded prepaid churn	3.98%	3.49%	4.12%	3.77%	3.95%

(1) On July 18, 2019, we entered into an agreement whereby certain T-Mobile branded prepaid products will now be offered and distributed by a current MVNO partner. As a result, we included a base adjustment to reduce branded prepaid customers by 616,000. Prospectively, new customer activity associated with these products is recorded within wholesale customers.

•
Total net customer additions were 1.7 million in Q3 2019, up 117,000 from Q3 2018, bringing our total customer count to 84.2 million, and marking the 26th straight quarter in which T-Mobile generated more than 1 million total net customer additions.

•	Branded postpaid net customer additions were 1.1 million in Q3 2019, down 5,000 from Q3 2018. We led the industry in this category.

•
Branded postpaid phone net customer additions were 754,000 in Q3 2019, down 20,000 from Q3 2018. Q3 2019 was the 23rd consecutive quarter in which T-Mobile led the industry in this category. Branded postpaid

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

phone net customer additions decreased slightly year-over-year, primarily due to lower gross customer additions, partially offset by record-low Q3 churn.

•	Branded postpaid other net customer additions were 320,000 in Q3 2019, up 15,000 from Q3 2018, primarily due to higher gross customer additions from connected devices.

•
Branded postpaid phone churn was a Q3 record-low of 0.89% in Q3 2019, down 13 basis points year-over-year, primarily due to increased customer satisfaction and loyalty from ongoing improvements to network quality, industry-leading customer service and the overall value of our offerings.

•
Branded prepaid net customer additions were 62,000 in Q3 2019, up 27,000 from Q3 2018, primarily due to lower churn, partially offset by the impact of continued promotional activities in the marketplace.

•
Branded prepaid churn was 3.98% in Q3 2019, down 14 basis points year-over-year primarily due to increased customer satisfaction and loyalty from ongoing improvements to network quality and the continued success of our prepaid brands due to promotional activities and rate plan offers.

Record Q3 Financial Performance
T-Mobile’s strong financial performance in Q3 2019 proves that our strategy is not only good for customers, it’s also good for stockholders. We continue to successfully translate customer growth into industry-leading service revenue growth. In Q3 2019, the Un-carrier delivered record service revenues of $8.6 billion, record Q3 net income of $870 million, and record Q3 Adjusted EBITDA of $3.4 billion.

(in millions, except EPS)	Quarter			Nine Months Ended September 30,		Q3 2019 vs. Q2 2019	Q3 2019 vs. Q3 2018	YTD 2019 vs. YTD 2018
	Q3 2019	Q2 2019	Q3 2018	2019	2018
Total service revenues	$8,583	$8,426	$8,066	$25,286	$23,803	1.9%	6.4%	6.2%
Total revenues	11,061	10,979	10,839	33,120	31,865	0.7%	2.0%	3.9%
Net income	870	939	795	2,717	2,248	(7.3)%	9.4%	20.9%
EPS	1.01	1.09	0.93	3.15	2.62	(7.3)%	8.6%	20.2%
Adjusted EBITDA(1)	3,396	3,461	3,239	10,141	9,428	(1.9)%	4.8%	7.6%
Net cash provided by operating activities	1,748	2,147	914	5,287	2,945	(18.6)%	91.2%	79.5%
Cash purchases of property and equipment, including capitalized interest	1,514	1,789	1,362	5,234	4,357	(15.4)%	11.2%	20.1%
Free Cash Flow(1)	1,134	1,169	890	2,921	2,332	(3.0)%	27.4%	25.3%

(1)
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

The following discussion is for the three months ended September 30, 2019, compared to the same period in 2018 unless otherwise stated.

•
Total service revenues increased 6% to a record-high of $8.6 billion in Q3 2019. These results represent our best quarterly performance ever and we led the industry for the 22nd consecutive quarter in year-over-year service revenue percentage growth. Branded postpaid revenues increased 10% year-over-year.

•
Total revenues increased 2% to a Q3 record of $11.1 billion in Q3 2019 driven by growth in service revenues, partially offset by a decrease in equipment revenues primarily due to a decrease in the number of devices sold.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Branded postpaid phone Average Revenue per User (ARPU) was essentially flat at $46.22 in Q3 2019. ARPU was primarily impacted by higher premium service revenue and the growing success of new customer segments and rate plans, offset by a reduction in certain non-recurring charges, a reduction in regulatory program revenues from the continued adoption of tax inclusive plans and the impact of the ongoing growth in our Netflix offering.

We expect Branded postpaid phone ARPU in full-year 2019 to be down approximately 0.7% to 0.9% compared to full-year 2018, which implies a sequential and year-over-year decline for Q4 2019. This decrease is driven in part by a reduction in the non-cash, non-recurring benefit related to Data Stash as the majority of impacted customers have transitioned to unlimited plans.

•
Branded prepaid ARPU was essentially flat at $38.16 in Q3 2019. ARPU was primarily impacted by dilution from promotional rate plans and growth in our Amazon Prime offering, offset by the removal of certain branded prepaid customers associated with products now offered and distributed by a current MVNO partner as those customers had lower ARPU.

•
Net income increased 9% to a Q3 record $870 million and EPS increased 9% to $1.01 in Q3 2019, primarily due to higher Operating income, lower Interest expense to affiliates and lower Interest expense. The impact from merger-related costs on net income and EPS was $128 million and $0.15, respectively. Net income and EPS for the three months ended September 30, 2018, benefited from hurricane reimbursements, net of costs and tax, of $88 million and $0.10, respectively. There were no significant impacts from hurricanes for the three months ended September 30, 2019.

•
Adjusted EBITDA increased 5% to a Q3 record $3.4 billion in Q3 2019, primarily due to higher service revenues, partially offset by higher Selling, general and administrative expenses and higher Cost of services expenses. Excluded from Adjusted EBITDA were $159 million of merger-related costs in Q3 2019 compared to $53 million in Q3 2018. The impact from hurricane-related reimbursements, net of costs, was $138 million for the three months ended September 30, 2018. There were no significant impacts from hurricanes for the three months ended September 30, 2019.

•	Net cash provided by operating activities increased 91% to $1.7 billion in Q3 2019. The increase primarily resulted from lower net cash outflows from changes in working capital and higher Net income.

•
Cash purchases of property and equipment increased 11% to $1.5 billion in Q3 2019 including capitalized interest of $118 million. The increase was primarily driven by growth in network build as we continued deployment of low band spectrum, including 600 MHz, and laying the groundwork for the planned launch of our 5G network in 2019.

•
Free Cash Flow increased 27% to $1.1 billion in Q3 2019. Higher Net cash provided by operating activities was partially offset by lower Proceeds related to our deferred purchase price from securitization transactions and higher Cash purchases of property and equipment. Excluding the impact of payments for merger-related costs on Free Cash Flow of $124 million in Q3 2019, Free Cash Flow was $1.3 billion.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Taking Major Steps Towards Nationwide 5G
T-Mobile continues to expand the footprint and improve the quality of our network to better serve our customers. 99% of Americans are covered by our 4G LTE network, and our rapid deployment of 600 MHz spectrum provides customers with even better coverage and sets the stage for the planned launch of the first nationwide 5G network in 2019. Highlights from Q3 2019 include:

•
Nationwide 5G: T-Mobile is building the foundation for its 5G network across the U.S. in 2019, utilizing both 600 MHz and mmWave spectrum. We have accelerated our plans and expect to launch America’s first nationwide 5G network in 2019, in conjunction with the introduction of the first compatible 5G smartphones, including the recently announced exclusive OnePlus 7T Pro 5G McLaren. On June 28, 2019, we introduced our 5G network using mmWave spectrum in six cities including New York and Los Angeles in conjunction with the introduction of our first 5G handset, the Samsung Galaxy S10 5G.

•
Deployment of 600 MHz spectrum: At the end of Q3 2019, T-Mobile owned a nationwide average of 31 MHz of 600 MHz low band spectrum. As of September 30, 2019, we had cleared 231 million POPs, and we expect to clear spectrum covering approximately 275 million POPs by year-end 2019. T-Mobile continues its deployment of 4G LTE on 600 MHz spectrum, using 5G-ready equipment, with 1.4 million square miles already lit up, covering 200 million POPs in nearly 8,300 cities and towns in 48 states and Puerto Rico. Combining 600 MHz spectrum and 700 MHz spectrum, we have deployed low band spectrum to 311 million POPs. Currently, more than 26 million devices on T-Mobile’s network are compatible with 600 MHz spectrum.

Continued Strong Outlook for 2019
We expect postpaid net customer additions between 4.1 and 4.3 million in 2019, up from prior guidance of 3.5 to 4.0 million.
Net income is not available on a forward-looking basis.
Adjusted EBITDA is expected to be in the range of $13.1 to $13.3 billion in 2019, increasing the midpoint from the prior guidance range of $12.9 to $13.3 billion. Our Adjusted EBITDA target includes leasing revenues of $550 to $600 million, unchanged from our prior guidance.
Cash purchases of property and equipment, excluding capitalized interest of approximately $450 million (up from prior guidance of $400 million), are expected to be between $5.9 to $6.0 billion, up $200 to $300 million from the high end of the prior guidance range. Cash purchases of property and equipment, including capitalized interest, are expected to be between $6.35 and $6.45 billion in 2019, up from the prior guidance of $5.8 to $6.1 billion. The higher capital expenditures guidance reflects our rapid rollout of 600 MHz spectrum, setting the foundation for our accelerated plans to launch the first nationwide 5G network with more than 200 million POPs this year.
Net cash provided by operating activities three-year CAGR from full-year 2016 to full-year 2019, excluding payments for merger-related costs, is expected to be between 36% and 37%, an increase and narrowing from the prior target range of 33% to 35%.
Three-year CAGR guidance (2016 - 2019) for Free Cash Flow, excluding payments for merger-related costs, is unchanged at 46% to 48%.
In Q4 2019, pre-close merger-related costs are expected to be $125 to $150 million before taxes.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Financial Results
For more details on T-Mobile’s Q3 2019 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain historical non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.’s Investor Relations website at http://investor.t-mobile.com.

T-Mobile Social Media
Investors and others should note that the Company announces material financial and operational information to its investors using its investor relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @JohnLegere Twitter (https://twitter.com/JohnLegere), Facebook and Periscope accounts, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that the Company intends to use as a means of disclosing the information described above may be updated from time to time as listed on the Company’s investor relations website.

About T-Mobile US, Inc.
As America’s Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to 84.2 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and Metro by T-Mobile. For more information, please visit http://www.t-mobile.com or join the conversation on Twitter using $TMUS.

Q3 2019 Earnings Call, Livestream and Webcast Access Information
Access via Phone (audio only):

Date:	Monday, October 28, 2019
Time:	4:30 p.m. (EDT)
US/Canada:	800-367-2403
International:	+1 334-777-6978
Participant Passcode:	7294539

Please plan on accessing the earnings call ten minutes prior to the scheduled start time.

Access via Social Media:
The @TMobileIR Twitter account will live-tweet the earnings call.

Submit Questions via Twitter:

Twitter:	Send a tweet to @TMobileIR or @JohnLegere using $TMUS

Access via Webcast:
The earnings call will be broadcast live via our Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or +1 719-457-0820 (international). The passcode required to listen to the replay is 7294539.

To automatically receive T-Mobile financial news by e-mail, please visit the T-Mobile Investor Relations website, http://investor.t-mobile.com, and subscribe to E-mail Alerts.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: the failure to obtain, or delays in obtaining, required regulatory approvals for the merger (the “Merger”) with Sprint Corporation (“Sprint”), pursuant to the Business Combination Agreement with Sprint and other parties therein (as amended, the “Business Combination Agreement”) and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”), risks associated with the actions and conditions we have agreed to in connection with such approvals, and the risk that such approvals may result in the imposition of additional conditions that, if accepted by the parties, could adversely affect the combined company or the expected benefits of the Transactions, or the failure to satisfy any of the other conditions to the Transactions on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the parties to terminate the Business Combination Agreement; adverse effects on the market price of our common stock or on our operating results because of a failure to complete the Merger in the anticipated timeframe, on the anticipated terms or at all; inability to obtain the financing contemplated to be obtained in connection with the Transactions on the expected terms or timing or at all; the ability of us, Sprint and the combined company to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of our or Sprint’s debt securities or adverse conditions in the credit markets; negative effects of the announcement, pendency or consummation of the Transactions on the market price of our common stock and on our or Sprint’s operating results, including as a result of changes in key customer, supplier, employee or other business relationships; significant costs related to the Transactions, including financing costs, and unknown liabilities of Sprint or that may arise; failure to realize the expected benefits and synergies of the Transactions in the expected timeframes, in part or at all; costs or difficulties related to the integration of Sprint’s network and operations into our network and operations, including intellectual property and communications systems, administrative and information technology infrastructure and accounting, financial reporting and internal control systems, and the alignment of the two companies’ guidelines and practices; costs or difficulties related to the completion of the divestiture of Sprint’s prepaid wireless businesses to DISH Network Corporation and the satisfaction of any related government commitments to such divestiture; the risk of litigation or regulatory actions related to the Transactions, including the antitrust litigation related to the Transactions brought by the attorneys general of certain states and the District of Columbia; the inability of us, Sprint or the combined company to retain and hire key personnel; the risk that certain contractual restrictions contained in the Business Combination Agreement during the pendency of the Transactions could adversely affect our or Sprint’s ability to pursue business opportunities or strategic transactions; adverse economic, political or market conditions in the U.S. and international markets; competition, industry consolidation, and changes in the market for wireless services, which could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments, or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; inability to implement and maintain effective cyber security measures over critical business systems; breaches of our and/or our third-party vendors’ networks, information technology and data security, resulting in unauthorized access to customer confidential information; natural disasters, terrorist attacks or similar incidents; unfavorable outcomes of existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks and changes in data privacy laws; any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (“SEC”), may require, which could result in an impact on earnings; changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that the reset process under our trademark license results in changes to the royalty rates for our trademarks; the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property rights of others; our business, investor confidence in our financial results and stock price may be adversely affected if our internal controls are not effective; the occurrence of high fraud rates related to device financing, credit card, dealers, or subscriptions; and interests of a majority stockholder may differ from the interests of other stockholders. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

Important Additional Information
In connection with the Transactions, T-Mobile US, Inc. (“T-Mobile”) has filed a registration statement on Form S-4 (File No. 333-226435), which contains a joint consent solicitation statement of T-Mobile and Sprint Corporation (“Sprint”), that also constitutes a prospectus of T-Mobile (the “joint consent solicitation statement/prospectus”), and each party will file other documents regarding the Transactions with the SEC. The registration statement on Form S-4 was declared effective by the SEC on October 29, 2018, and T-Mobile and Sprint commenced mailing the joint consent solicitation statement/prospectus to their respective stockholders on October 29, 2018. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain these documents free of charge from the SEC’s website or from T-Mobile or Sprint. The documents filed by T-Mobile may be obtained free of charge at T-Mobile’s website, at www.t-mobile.com, or at the SEC’s website, at www.sec.gov, or from T-Mobile by requesting them by mail at T-Mobile US, Inc., Investor Relations, 1 Park Avenue, 14th Floor, New York, NY 10016, or by telephone at 212-358-3210. The documents filed by Sprint may be obtained free of charge at Sprint’s website, at www.sprint.com, or at the SEC’s website, at www.sec.gov, or from Sprint by requesting them by mail at Sprint Corporation, Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B679, Overland Park, Kansas 66251, or by telephone at 913-794-1091.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	investor.relations@t-mobile.com
http://newsroom.t-mobile.com	http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA should not be used to predict Net income as the difference between the two measures is variable.

Adjusted EBITDA is reconciled to Net income as follows:

	Quarter							Nine Months Ended September 30,
(in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019	2018	2019
Net income	$671	$782	$795	$640	$908	$939	$870	$2,248	$2,717
Adjustments:
Interest expense	251	196	194	194	179	182	184	641	545
Interest expense to affiliates	166	128	124	104	109	101	100	418	310
Interest income	(6)	(6)	(5)	(2)	(8)	(4)	(5)	(17)	(17)
Other (income) expense, net	(10)	64	(3)	3	(7)	22	(3)	51	12
Income tax expense	210	286	335	198	295	301	325	831	921
Operating income	1,282	1,450	1,440	1,137	1,476	1,541	1,471	4,172	4,488
Depreciation and amortization	1,575	1,634	1,637	1,640	1,600	1,585	1,655	4,846	4,840
Stock-based compensation (1)	96	106	102	85	93	111	108	304	312
Merger-related costs	—	41	53	102	113	222	159	94	494
Other, net (2)	3	2	7	6	2	2	3	12	7
Adjusted EBITDA	$2,956	$3,233	$3,239	$2,970	$3,284	$3,461	$3,396	$9,428	$10,141

(1)
Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements. Additionally, certain stock-based compensation expenses associated with the Transactions have been included in Merger-related costs.

(2)
Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income, primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded in Adjusted EBITDA.

Adjusted EBITDA - Earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization expense, non-cash Stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance, such as merger-related costs. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile’s operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs and costs related to the Transactions, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding tower obligations)(1) to last twelve months net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratios)	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019
Short-term debt	$3,320	$1,004	$783	$841	$250	$300	$475
Short-term debt to affiliates	445	320	—	—	598	—	—
Short-term financing lease liabilities		—	—	—	911	963	1,013
Long-term debt	12,127	12,065	11,993	12,124	10,952	10,954	10,956
Long-term debt to affiliates	14,586	14,581	14,581	14,582	13,985	13,985	13,986
Financing lease liabilities		—	—	—	1,224	1,314	1,440
Less: Cash and cash equivalents	(2,527)	(215)	(329)	(1,203)	(1,439)	(1,105)	(1,653)
Net debt (excluding tower obligations)	$27,951	$27,755	$27,028	$26,344	$26,481	$26,411	$26,217
Divided by: Last twelve months Net income	$4,509	$4,710	$4,955	$2,888	$3,125	$3,282	$3,357
Net debt (excluding tower obligations) to last twelve months Net income Ratio	6.2	5.9	5.5	9.1	8.5	8.0	7.8
Divided by: Last twelve months Adjusted EBITDA	$11,501	$11,722	$12,139	$12,398	$12,726	$12,954	$13,111
Net debt (excluding tower obligations) to last twelve months Adjusted EBITDA Ratio	2.4	2.4	2.2	2.1	2.1	2.0	2.0
Net debt is defined as Short-term debt, Short-term debt to affiliates, Short-term financing lease liabilities, Long-term debt (excluding tower obligations), Long-term debt to affiliates, and Financing lease liabilities less Cash and cash equivalents.

(1)
In Q1 2019, the adoption of the new lease accounting standard resulted in a reclassification of capital lease liabilities previously included in Short-term debt and Long-term debt to Short-term financing lease liabilities and Financing lease liabilities in our Condensed Consolidated Balance Sheet. In Q1 2019, we redefined Net debt (excluding Tower obligations) to reflect the above changes in classification and present Net debt (excluding tower obligations) on a consistent basis for investor transparency. The effects of this change are applied prospectively, consistent with the adoption of the standard. See Note 1 – Summary of Significant Accounting Policies in the Q2 2019 10-Q for additional details.

Free Cash Flow is calculated as follows

	Quarter							Nine Months Ended September 30,
(in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019	2018	2019
Net cash provided by operating activities	$770	$1,261	$914	$954	$1,392	$2,147	$1,748	$2,945	$5,287
Cash purchases of property and equipment	(1,366)	(1,629)	(1,362)	(1,184)	(1,931)	(1,789)	(1,514)	(4,357)	(5,234)
Proceeds related to beneficial interests in securitization transactions	1,295	1,323	1,338	1,450	1,157	839	900	3,956	2,896
Cash payments for debt prepayment or debt extinguishment costs	(31)	(181)	—	—	—	(28)	—	(212)	(28)
Free Cash Flow	$668	$774	$890	$1,220	$618	$1,169	$1,134	$2,332	$2,921
Net cash (used in) provided by investing activities	$(462)	$(306)	$(42)	$231	$(966)	$(1,615)	$(657)	$(810)	$(3,238)
Net cash provided by (used in) financing activities	$1,000	$(3,267)	$(758)	$(311)	$(190)	$(866)	$(543)	$(3,025)	$(1,599)
Free Cash Flow - Net cash provided by operating activities less Cash purchases of property and equipment, including Proceeds related to beneficial interests in securitization transactions and less Cash payments for debt prepayment of debt extinguishment costs. Free Cash Flow is utilized by T-Mobile’s management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Free Cash Flow three-year CAGR(1) is calculated as follows:

	FY	FY
(in millions, except CAGR Range)	2016	2019 Guidance Range		CAGR Range
Net cash provided by operating activities	$2,779	$6,950	$7,200	36%	37%
Cash purchases of property and equipment	(4,702)	(6,350)	(6,450)	11%	11%
Proceeds related to beneficial interests in securitization transactions	3,356	3,900	3,900
Cash payments for debt prepayment or debt extinguishment costs	—	—	(50)
Free Cash Flow	$1,433	$4,500	$4,600	46%	48%
(1)    The Net cash provided by operating activities and Free Cash Flow three-year CAGR figures exclude payments for merger-related costs.

The following tables illustrate the calculation of our operating measure ARPU and reconciles this measure to the related service revenues:

(in millions, except average number of customers and ARPU)	Quarter							Nine Months Ended September 30,
	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019	2018	2019
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$5,070	$5,164	$5,244	$5,384	$5,493	$5,613	$5,746	$15,478	$16,852
Less: Branded postpaid other revenues	(259)	(272)	(289)	(297)	(310)	(326)	(346)	(820)	(982)
Branded postpaid phone service revenues	$4,811	$4,892	$4,955	$5,087	$5,183	$5,287	$5,400	$14,658	$15,870
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	34,371	35,051	35,779	36,631	37,504	38,226	38,944	35,067	38,225
Branded postpaid phone ARPU	$46.66	$46.52	$46.17	$46.29	$46.07	$46.10	$46.22	$46.44	$46.13
Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,402	$2,402	$2,395	$2,399	$2,386	$2,379	$2,385	$7,199	$7,150
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	20,583	20,806	20,820	20,833	21,122	21,169	20,837	20,737	21,043
Branded prepaid ARPU	$38.90	$38.48	$38.34	$38.39	$37.65	$37.46	$38.16	$38.57	$37.76
Average Revenue Per User (ARPU) - Average monthly Service revenues earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.
Branded postpaid phone ARPU excludes branded postpaid other customers and related revenues.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com